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Weyerhaeuser Reports First Quarter Results

FEDERAL WAY, Wash. (Apr 27, 2012) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $41 million for the first quarter, or 8 cents per diluted share, on net sales of $1.5 billion. This compares with net earnings of $99 million on net sales from continuing operations of $1.4 billion for the same period last year.
Earnings for the first quarter of 2012 include after-tax gains of $32 million from special items. Excluding these items, the company reported net earnings of $9 million, or 2 cents per diluted share. This compares with net earnings before special items of $3 million, or breakeven results per diluted share, in the first quarter of 2011.

"Even as indicators of a modestly improving U.S. housing market begin to emerge, we remain relentlessly focused on improving our financial performance," said Dan Fulton, president and chief executive officer. "We will take full advantage of recovering markets while positioning Weyerhaeuser for future growth, to the benefit of our shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2011	2012	2011
(millions, except per share data)	4Q	1Q	1Q
Net sales from continuing operations	$1,615	$1,494	$1,422

Net earnings (1)	$65	$41	$99
Weighted average shares outstanding, diluted	538	540	540
Earnings per diluted share (1)	$0.12	$0.08	$0.18

Net earnings before special items (2)	$77	$9	$3
Earnings per diluted share before special items	$0.14	$0.02	$0.00

Net cash from operations	$147	($60)	($87)
Net change in cash and cash equivalents	($18)	($225)	($4)
Cash and cash equivalents at end of period	$953	$728	$1,463

(1) The first quarter of 2011 included net earnings of $1 million from discontinued operations, or $0.00 per diluted share, on net sales of $156 million. Discontinued operations include Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses, which were sold in the third quarter of 2011.

(2) Special items for the first quarter of 2011 include an after-tax gain of $96 million from the sale of non-strategic timberlands.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	4Q 2011	1Q 2012	Change
Net sales	$274	$250	($24)
Contribution to pre-tax earnings before special items	$70	$71	$1
Pre-tax special items	—	—	—
GAAP contribution to pre-tax earnings	$70	$71	$1
1Q 2012 Performance - The segment's results improved slightly compared with the fourth quarter. Income from operations increased $13 million, primarily due to lower Western operating costs. This was mostly offset by a $12 million decline in earnings from the disposition of non-strategic timberlands. Fee harvest volumes increased.

2Q 2012 Outlook - Weyerhaeuser expects modestly higher earnings from the Timberlands segment in the second quarter. The company expects higher log sales volumes and slightly improved domestic prices for Western logs, partially offset by an overall increase in fuel costs and seasonally higher silviculture expenses.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	4Q 2011	1Q 2012	Change
Net sales	$542	$634	$92
Charge to pre-tax earnings before special items	($61)	($22)	$39
Pre-tax special items	(19)	—	19
GAAP charge to pre-tax earnings	($80)	($22)	$58
1Q 2012 Performance - Results before special items improved $39 million compared with the fourth quarter. Sales volumes and prices were higher across all product lines, and operating rates improved. These factors were partially offset by increased freight expense.
2Q 2012 Outlook - Weyerhaeuser anticipates approximately breakeven results from the Wood Products segment in the second quarter. The company expects higher sales volumes across all product lines and improved selling prices for lumber.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	4Q 2011	1Q 2012	Change
Net sales	$523	$473	($50)
Contribution to pre-tax earnings before special items	$134	$44	($90)
Pre-tax special items	—	—	—
GAAP contribution to pre-tax earnings	$134	$44	($90)
1Q 2012 Performance - First quarter earnings declined $90 million compared with fourth quarter. Average selling prices for pulp were lower, and sales volumes decreased. Maintenance costs increased significantly and production declined as the segment completed two planned annual maintenance outages in the first quarter. There were no annual maintenance outages in the fourth quarter.
2Q 2012 Outlook - Weyerhaeuser expects slightly higher earnings from the Cellulose Fibers segment in the second quarter due to improved selling prices for pulp, partly offset by higher planned annual maintenance expense.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	4Q 2011	1Q 2012	Change
Net sales	$276	$137	($139)
Contribution (charge) to pre-tax earnings before special items	$41	($8)	($49)
Pre-tax special items	—	—	—
GAAP contribution (charge) to pre-tax earnings	$41	($8)	($49)
1Q 2012 Performance - The segment's earnings declined $49 million compared with the fourth quarter. Home closings declined seasonally to 349 single-family homes, and average margins on homes closed fell 8 percentage points due to mix. First quarter results include earnings of $1 million from lot sales, compared with $19 million from the sale of land and lots in the fourth quarter.
At the end of the first quarter the backlog of homes sold, but not closed, totaled 777 units, a 27 percent increase compared with one year ago.
2Q 2012 Outlook - Weyerhaeuser expects a slight profit from the Real Estate segment in the second quarter. A land sale completed in April 2012 will contribute approximately $10 million to earnings. The company anticipates a small loss from single family homebuilding operations. Home closings should increase seasonally.

OTHER ITEMS

First quarter Unallocated Items include net pre-tax gains of $38 million from special items, comprised of a gain of $52 million from postretirement plan amendments and charges of $14 million for impairments, restructuring and other items.

First quarter special items also include a benefit of $8 million for income tax settlements.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2011, we employed approximately 12,800 employees in 11 countries. We have customers worldwide and generated $6.2 billion in sales from continuing operations in 2011. Our stock trades on the New York Stock exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 27 to discuss first quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 27.
To join the conference call from within North America, dial 877-296-9413 (access code – 41403656) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 41403656). Replays will be available for one week at 855-859-2056 (access code – 41403656) from within North America and at 404-537-3406 (access code – 41403656) from outside North America
The webcast is available to both institutional and individual investors through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson’s individual investor portal. Institutional investors can access the call via Thomson’s password-protected site at www.streetevents.com.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations for the second quarter of 2012, including higher log sales volumes, slightly improved domestic prices for Western logs, increased fuel costs, seasonally higher silviculture expenses, and modestly higher earnings in the Timberlands segment; higher sales volumes across all product lines, improved selling prices for lumber, and a slight operating loss in the Wood Products segment; improved selling prices for pulp, higher planned annual maintenance expense, and slightly higher earnings in the Cellulose Fiber segment; and a small loss from single-family homebuilding operations, seasonally higher home closings, and a slight profit in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.